Exhibit 99.1

Press Release

Amkor Technology to Issue $250 Million in Notes
Monday March 8, 12:10 pm ET

CHANDLER, Ariz., March 8 /PRNewswire-FirstCall/ — Amkor Technology, Inc. (Nasdaq: AMKR — News) today announced its intent to issue $250 million principal amount of senior notes due 2014.

Amkor intends to use the net proceeds of the issuance to repay amounts outstanding under its senior secured credit facility and for general corporate purposes, including capital expenditures.

The notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For further information, please contact Jeffrey Luth of Amkor Technology, Inc., +1-480-821-5000, ext. 5130, jluth@amkor.com.